7C.

List the name of each series or portfolio below and give a consecutive number to each series or portfolio starting with the number 1:

 Series
 Number*         Series Name                           Last?
 ----           -----------------------------------   -------
 100**          TREASURY MONEY MARKET FUND            N
 101***		COMMODITIESPLUS SHORT STRATEGY FUND   N
 102***		COMMODITIESPLUS STRATEGY FUND	      N
 103***		HIGH YIELD SPECTRUM FUND	      N
 104** 		FX STRATEGIES PORTFOLIO		      N

*Assigned a series number of 100 or higher

**The funds/portolios listed have been registered but have not commenced operations as of September 30, 2010.

***See the latest shareholder reports for additional information on the funds/portfolios listed.